Pricing Supplement Dated November 24, 2008 (To Prospectus Supplement Dated November 24, 2008 and Prospectus Dated July 17, 2006)	Rule 424(b)(3) File No. 333-135813 Pricing Supplement No. 2008-5
GENERAL ELECTRIC CAPITAL CORPORATION
GE Interest Plus® Variable Denomination Floating Rate Notes

Interest Rate:	Under $15,000 Rate Yield	$15,000 to $49,999 Rate Yield	$50,000 and Over Rate Yield
	3.05% 3.09%	3.25% 3.30%	3.45% 3.51%

Initial Investment Incentive:	$25 for an initial investment of at least $500 or an initial investment of at least $250 along with enrollment in the automatic investment plan. An additional $25 if automatic deduction from a GE employee payroll or GE pension check is authorized within the first 30 days after an investment account is opened.

Effective Dates:	November 24, 2008 until such time as a different rate is determined by the GE Interest Plus Committee. Information on current interest rates is available at GEInterestPlus.com or by calling 800-433-4480, 24 hours a day, seven days a week.

The rates for GE Interest Plus Notes are separate and distinct from the rate established for GE Interest Plus for Businesses, which is offered to business investors.